Exhibit (g)(6)

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) is made with effect as of September 19, 2022 (“Effective Date”), by and between each Fund listed on Schedule I attached hereto (each a “Fund”) listed on Schedule I to the Agreement (as defined below) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and each Fund entered into a Custody Agreement dated as of May 7, 2021, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of services to each Trust and its series (each a “Series”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Schedule I to the Agreement is hereby deleted in its entirety and replaced with Schedule I attached hereto.

2.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

3.	Signatures; Counterparts. The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Signature page follows

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

By:	/s/
Name:	Christopher Caltagirone
Title:	Director
On behalf of each Fund identified on Schedule I attached hereto

THE BANK OF NEW YORK MELLON

By:
Name:	Michael Spates
Title:	Vice President

SCHEDULE I

(Amended and Restated with effect as of September 19, 2022)

Simplify Volatility Premium Cayman Fund

Simplify Macro Strategy Cayman Fund

Simplify Managed Futures Strategy Cayman Fund

Simplify Bitcoin Strategy PLUS Income Cayman Fund